UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2012

FAIRWAY PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Nevada		41-2251802
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

4750 Vanalden Ave, Tarzana CA 91356

(Address, including zip code

818-634-4801

Telephone number, including area code,

of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 28, 2012, certain majority shareholders who owned 1,083,000 restricted common shares of the registrant sold those common shares to Manu Kumaran.

Under the share purchase agreement, those certain shareholders received a total of $175,000, of which $50,000 was paid in cash and the remaining $125,000 is to be paid pursuant to a promissory note due December 31, 2012.

Item 5.01 Changes in Control of Registrant

On August 28, 2012, a change of control of the registrant was made when Manu Kumaran acquired 1,083,000 common shares from selling shareholders which represented 77.1% of the issued and outstanding common shares.  As a result of this acquisition, Mr. Manu Kumaran became the majority shareholder of the registrant.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the change in control, Michael Murphy, the chief executive officer, treasurer, and director of the registrant, Sean Murphy, the president and director of the registrant, Darren Murphy, the secretary of the registrant, and Edward Sigmond, a director of the registrant, submitted their resignation from all positions.  The resignations will be effective ten days after the mailing of the Schedule 14-1 information statement to stockholders of the registrant on or about September 5, 2012.

On August 28, 2012, the board of directors appointed Manu Kumaran as a director.  Upon the effective date of the resignations, estimated to be on or about September 15, 2012, Manu Kumaran will be appointed chief executive officer, chief financial officer, and secretary.

Manu Kumaran is a second generation international film producer, who has produced 19 feature films in four languages.  The oldest son of renowned Malayalamfilm director-producer K P Kumaran, Manu has been a part of the film business from an early age, working on all aspects of production and distribution. An expert in film tax credits and incentives , Kumaran has built a reputation for producing theatrical quality releases at minimal costs with strong net margins.

Item 9.01

Financial Statements and Exhibits

Exhibit 10.1

Share Purchase Agreement, signed August 28, 2012

Exhibit 99.1

Secured Promisory Note, signed August 28, 2012

Exhibit 99.2

Security and Pledge Agreement, signed August 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRWAY PROPERTIES, INC.

August 31, 2012	By:	/s/ Manu Kumaran
Manu Kumaran, Director